EXHIBIT 23.3

CONSENT OF INDEPENDENT PETROLEUM RESERVE EXPERTS

As independent petroleum engineers, we hereby consent to the references to our firm, in the context in which they appear, and to the references to, and the inclusion or incorporation by reference of, our summary report dated February 12, 2026 included in the Annual Report on Form 10-K of Prairie Operating Co. (the “Company”) for the fiscal year ended December 31, 2025. We hereby further consent to the incorporation by reference of the references to our firm, in the context in which they appear, and to our summary report dated February 12, 2026, into the Company’s previously filed registration statements on Form S-1 (No. 333-272743), Form S-8 (No. 333-278889; No. 333-288387), Form S-3 (No. 333-282730; No. 333-286676), and Form S-3MEF (No. 333-286067).

CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Engineering Firm F-693

By:
W. Todd Brooker, P.E.
President

Austin, Texas
March 30, 2026